Allianz Life Insurance Company of New York

John P. Hite

Senior Counsel, Associate General Counsel

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Telephone: 763-765-7494

April 17, 2024

Board of Directors

Allianz Life Insurance Company of New York

28 Liberty Street, 38th Floor

New York, New York 10005-1422

Re:	Opinion and Consent of Counsel

Allianz Life of NY Variable Account C

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 for the Individual Deferred Variable Annuity Contracts to be issued by Allianz Life Insurance Company of New York and its separate account, Allianz Life of NY Variable Account C, File No. 333-259866.

I am of the following opinions:

1.

Allianz Life of NY Variable Account C is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.

Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and all contractual interests of the Contract Owner are binding obligations of the Depositor.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference to me and to this opinion under the caption “Legal Opinions” contained in the Statement of Additional Information which form a part of the Registration Statement.

Sincerely,

Allianz Life Insurance Company of New York

By:__/s/ John P. Hite_____________________________________

John P. Hite